Exhibit 99.B(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Other Service Providers” and  “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated December 23, 2013 on the financial statements and financial highlights of the Institutional Diversified Stock Fund of the Victory Institutional Funds included in the Annual Report to Shareholders for the fiscal year ended October 31, 2013 in Post-Effective Amendment Number 20 to the Registration Statement (Form N-1A, No. 333-115476) filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Columbus, OH

February 27, 2014